Exhibit 99.7

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, DC 20429

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2006

MAYFLOWER CO-OPERATIVE BANK

(Exact Name of Bank as Specified in Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation or Organization)

I.R.S. Employer Identification No. 04-1618600

FDIC Certificate No. 26553

30 South Main Street, Middleboro, MA 02346

(Address of Principal Executive Offices)

Bank’s Telephone Number

(508) 947-4343

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	2.02 Results of Operations and Financial Condition

On June 2, 2006, Mayflower Co-operative Bank (the “Bank”) issued a press release announcing its unaudited financial results for its fourth fiscal quarter and for the fiscal year ended April 30, 2006. For more information, reference is made to the Bank’s press release dated June 2, 2006, a copy of which is attached to this Report as Exhibit 99 and is furnished herewith.

Item	9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished herewith:

Exhibit 99     Press Release dated June 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAYFLOWER CO-OPERATIVE BANK

Date: June 2, 2006	By:	/s/ Edward M. Pratt
Edward M. Pratt
President and Chief Executive Officer

EXHIBIT 99

NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades
(508) 947-4343

MAYFLOWER BANK REPORTS SECOND QUARTER EARNINGS

AND PAYMENT OF DIVIDEND

(Middleboro, MA), November 29, 2006 — Mayflower Co-operative Bank (NASDAQ National Market: MFLR) today reported net income of $283,000 or $.14 per share for its second quarter ended October 31, 2006 as compared to earnings of $420,000 or $.21 per share for the same quarter last year. Diluted earnings per share for the second quarter were $.13 compared to $.20 for the second quarter of last year.

For the six months ended October 31, 2006, net income was $583,000 or $.28 per share, compared to $905,000 or $.44 per share for the same period last year. On a diluted earnings per share basis, earnings for the six month period were $.27 per share compared to $.43 for the same period last year.

Net interest income for the quarter decreased by $192,000 or 9.7% from $2.0 million for the quarter ended October 31, 2005 to $1.8 million for the quarter ended October 31, 2006 as the Bank continues to be impacted by an inverted yield curve. Additionally, continued depositor preference for high- cost, shorter-term certificates of deposit rather than savings and money market accounts, has also increased the Bank’s cost of funds. In total, the Bank’s net interest margin has decreased from 3.46% for the quarter ended October 31, 2005 to 3.09% for the quarter ended October 31, 2006. Average interest earning assets for the quarter increased from $229.4 million at October 31, 2005 to $231.5 million at October 31, 2006 and average interest bearing liabilities grew from $221.3 million at October 31, 2005 to $223.0 million at October 31, 2006.

Non interest income increased by $19,000 due to a $10,000 increase in loan origination and other loan fees, a $21,000 increase in customer service fees, a $20,000 increase in gains on sales of loans, and a $4,000 increase in other income, offset by a decrease of $36,000 in gains on sales of investments.

Total operating expenses increased by $55,000 or 3.5% for the quarter ended October 31, 2006. This increase was due to an increase of $40,000 in salary and benefit expense resulting from the hiring of additional staff, regular employee salary adjustments, and increases in benefit costs bank wide. Other expenses increased by $31,000 due primarily to costs incurred with the formation of the Bank’s holding company. These expense increases were offset by a decrease of $16,000 in occupancy and equipment expenses.

For the six months ended October 31, 2006, net interest income was $3.6 million compared to $3.9 million for the prior year period, a decrease of 7.6% or $300,000. Because of the flat yield curve during the period and depositor preference for short-term deposit instruments, the Bank’s net interest margin decreased from 3.47% in the October 2005 six-month period to 3.14% in the October 2006 six-month period. Average interest earning assets for the six months ended October 31, 2006 increased to $232.2 million as compared to $227.8 million for the six months ended October 31, 2005 and average interest bearing liabilities increased from $219.9 million to $223.6 million for the same periods.

For the six months ended October 31, 2006, other income was $606,000 compared to $636,000 in October 31, 2005, a decrease of $30,000 or 4.7%. The decrease was due primarily to decreases in gains on sales of residential mortgages and gains on sales of investments, which decreased by $78,000 and $36,000, respectively. These were offset by increases in: loan origination fees which increased by $24,000 due to reduced amortization of the mortgage servicing asset, customer service fees which increased by $52,000 due to increased overdraft fees and ATM surcharge income, and other income which increased by $9,000 due to additional debit card interchange revenue.

Total operating expenses increased to $3.3 million for the six months ended October 31, 2006, an increase of $216,000 or 7.0%. This increase was primarily attributable to an increase of $119,000 in salary and benefits due to employee additions and increases in benefit costs, and to an increase of $97,000 in other expenses due to costs incurred with the Bank’s holding company reorganization.

Since the end of the April 30, 2006 fiscal year, total assets of the Bank have decreased by $3.1 million, ending at $242.5 million as of October 31, 2006. Total investment securities decreased by $2.4 million and cash and cash equivalents decreased by $3.2 million. Net loans receivable grew by $706,000 to $139.9 million and premises and equipment increased by $1.9 million due to the construction of the Bank’s West Wareham office, scheduled to open during the third quarter. Total deposits decreased to $196.7 million, a decline of $3.8 million since April 30, 2006, reflecting a decline of savings, checking, and money market balances of $7.3 million and an increase in certificates of deposit balances of $3.5 million.

Total stockholders’ equity was $19.3 million at October 31, 2006 or 7.97% of total assets. This compares to stockholders’ equity of $18.6 million or 7.57% of total assets at April 30, 2006. This increase in total equity is due to net income of $583,000 for the six months ended October 31, 2006 augmented by $110,000 as a result of the exercise of employee stock options. Additionally, stockholders’ equity increased due to changes in the unrealized loss on Bank securities classified as available-for-sale, from a net unrealized loss of $887,000 at April 30, 2006 to a net unrealized loss of $428,000 at October 31, 2006. These increases were offset by the payment of dividends totaling $.20 per share, or $417,000.

In connection with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Bank, also reported that the Bank’s Board of Directors has declared a quarterly cash dividend of $.10 per share to be payable on December 15, 2006, to shareholders of record as of December 8, 2006.

While making these announcements, Mr. Pratt commented further, “Our compressed net interest margin, intense competition for expensive short-term deposits, and costs associated with strategic initiatives clearly impaired our results for our second quarter. At the same time, core operating expenses are in line, loan quality continues to be very good, and noninterest income derived from operations has increased. As we prepare to open our newest retail branch in West Wareham during the third quarter, we will seek to leverage our positioning as a viable community banking alternative in that community to our advantage and will look to stabilize our results in the periods to come.”

Also during the quarter, the Bank announced that its stockholders had approved a plan of reorganization and acquisition under which the Bank will reorganize itself into a holding company structure. The Bank’s Board of Directors had previously recommended the formation of a holding company as a means by which the Bank could better manage its capital, provide the Bank with greater flexibility in structuring possible acquisitions, and allow greater diversification of its activities. Implementation of this plan of reorganization remains subject to receipt of required regulatory approvals.

Currently operating from six offices in Southeastern Massachusetts, Mayflower Co-operative Bank is a State Chartered Co-operative Bank with deposits fully insured by the Federal Deposit Insurance Corporation (FDIC) and the Share Insurance Fund (SIF) of Massachusetts.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Bank’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Bank’s operations, pricing, products and services.

Mayflower Co-operative Bank and Subsidiaries

Selected Consolidated Financial Information

(Dollars in thousands, except per share information)

	October 31, 2006	April 30, 2006
Total assets	$242,476	$245,603
Loans receivable, net	139,936	139,230
Federal funds sold	9	453
Investment securities:
Held for investment	37,391	39,996
Available for sale, net	48,530	48,335
Deposits	196,732	200,534
Borrowed funds	25,217	25,197
Stockholders’ equity	19,327	18,592
Equity to assets ratio	7.97%	7.57%
Book value per share	$9.24	$8.96

	Three months ended October 31,		Six months ended October 31,
	2006	2005	2006	2005
Statement of operations
Interest and dividend income	$3,360	$3,103	$6,704	$6,118
Interest expense	1,570	1,121	3,057	2,171
Net interest income	1,790	1,982	3,647	3,947
Provision for loan losses	(30)	(30)	(60)	(60)
Gain on sales of loans	32	12	56	134
Gain on sales of investments	—	36	—	36
Other non interest income	271	236	550	466
Operating expenses	(1,632)	(1,577)	(3,297)	(3,081)

Income before income taxes	431	659	896	1,442
Income taxes	148	239	313	537

Net income	$283	$420	$583	$905

Earnings per share - basic	$0.14	$0.21	$0.28	$0.44
Earnings per share - diluted	$0.13	$0.20	$0.27	$0.43
Dividends per share	$0.10	$0.10	$0.20	$0.20
Weighted average shares outstanding	2,092,025	2,071,940	2,086,526	2,071,936
Annualized return on average assets	0.47%	0.70%	0.48%	0.76%
Annualized return on average equity	5.98%	9.06%	6.23%	9.78%
Net interest spread	2.99%	3.38%	3.04%	3.40%
Net interest margin	3.09%	3.46%	3.14%	3.47%

Mayflower Co-operative Bank and Subsidiaries

Analysis of Loans Past Due

(Dollars in thousands)

	October 31, 2006	April 30, 2006	October 31, 2005
Loans past due over 90 days:
Residential mortgages	$—	$—	$—
Commercial and construction mortgages	—	—	—
Commercial time and demand loans	15	—	—
Consumer and other loans	—	—	—

	$15	$—	$—

Loans past due over 90 days as a percentage of:
Net loans receivable	0.01%	—	—
Total assets	0.01%	—	—

Non-performing assets
**Non-accrual loans	$—	$—	$—
Non-accrual investments (book value)	—	—	—
Real estate acquired by foreclosure	—	—	—

	$—	$—	$—

Non-performing assets as a percentage of:
Total assets	—	—	—

Allowance for loan losses	$1,758	$1,704	$1,670

Allowance as a percentage of net loans	1.26%	1.22%	1.26%

**	includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest